Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-XXXXX) pertaining to the Capital One Financial Corporation Amended and Restated 2002 Associate Stock Purchase Plan of our report dated February 22, 2024, with respect to the consolidated financial statements of Capital One Financial Corporation, and the effectiveness of internal control over financial reporting of Capital One Financial Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2023 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia
May 8, 2024